Exhibit 10.12

BI-LO HOLDING, LLC

ANNUAL INCENTIVE PLAN

1.	Establishment and Purpose

This BI-LO Holding, LLC Annual Incentive Plan (this “AIP”) is established by BI-LO Holding, LLC (the “Company”) for eligible Company employees identified as critical to the successful achievement of the Company’s business goals. This AIP must be approved by resolution of the Board of Directors of the Company (the “Board”). The purpose of this AIP is to provide an incentive to promote the attainment of significant business objectives of the Company by basing a portion of each eligible employee’s compensation on the performance of such employee and the Company.

2.	Eligibility

(a)	The Board, in its sole discretion, shall determine the employees eligible to participate in this AIP, which positions will be listed on Exhibit A hereto, which Exhibit A may be amended by the Board from time to time. Each employee selected for participation in this AIP (a “Participant”) will be notified of their participation.

(b)	Bonus payouts for employees who become Participants after the start of the annual bonus time period will be pro-rated based on the number of days spent as a Participant unless such employee becomes a Participant during the last month of the fiscal year, in which case no bonus payout shall be made to such employee for that year.

3.	Operation of Plan

(a)	Administration. This AIP is administered by the Board. Performance goals will generally be established by the Board before or promptly following the beginning of each fiscal year and the attainment of such goals shall be approved by the Board prior to any payouts hereunder.

(b)	Design Features.

(1)	General.

(A)	Payouts made under this AIP to the President and Chief Executive Officer (“CEO”) must be approved by, and are subject to the discretion of, the Board. Payouts made under this AIP to all other Participants must be approved by, and are subject to the discretion of, the Board based on a recommendation from the CEO.

(B)	All payouts made under this AIP will have two bonus components (the “Bonus Components”): (1) adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), and (2) same-store sales (“Same-Store Sales”).

(C)	For the Adjusted EBITDA and Same-Store Sales Bonus Components, the levels of business performance that constitute Threshold, Target and Maximum achievement for any given bonus time period shall be set forth in Exhibit B hereto, as amended by the Board from time to time.

(D)	The Target payout for Participants shall also be forth in Exhibit A hereto, which Exhibit A may be amended by the Board from time to time.

(E)	A Threshold payout is equal to 50% of a Target payout and a Maximum payout is equal to 200% of a Target payout. Further information on the calculation of bonus payouts is provided in Section 5 of this AIP.

(F)	The weighting of each Bonus Component is as follows, which weighting may be amended by the Board from time to time:

Bonus Component	Weighted Percentage
Adjusted EBITDA	50%
Same-Store Sales	50%

(2)	Minimum Adjusted EBITDA Requirements for Above Target Payments. Bonus payments for the Same-Store Sales Bonus award will not be paid unless the Company achieves at least the Threshold payout level for Adjusted EBITDA for the relevant bonus time period.

4.	Payments

(a)	To be entitled to receive a payout under this AIP, a Participant must be actively employed with the Company on the date the bonus is paid. In the event that a Participant’s employment is terminated for any reason before payments under this AIP are delivered, no payment will be made. Notwithstanding the foregoing, a Participant whose death falls in the window between the end of the relevant bonus time period and the date bonuses are delivered is eligible to receive a bonus payout.

(b)	As required by law, all payouts under this AIP are subject to applicable federal, state and local tax withholdings.

(c)	The Company will endeavor to deliver payouts under the AIP within seventy-five (75) days of the end of each measuring period under this AIP.

5.	General

(a)	Actual and budgeted results will be rounded to the 2nd decimal prior to calculations, if applicable.

(b)	Payouts under this AIP will be interpolated in a linear fashion between Threshold and Target and separately between Target and Maximum levels. Payouts under the AIP are capped at the Maximum payout level.

6.	Bonus Repayment

(a)	To the extent permitted by governing law, the Board may require reimbursement to the Company of bonuses paid to any Participant, where (i) the payment was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a material restatement, and (ii) a lower bonus payment would have been made to the Participant based upon the restated financial results.

In each such instance, the Company will, as directed by the Board and to the extent practicable, seek to recover the amount by which the individual Participant’s bonus for the relevant period exceeded the lower bonus payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

(b)	The Company may also seek reimbursement of bonuses paid to Participants in other circumstances involving fraud or misconduct by the Participant where the Board determines that such fraud or misconduct caused substantial harm to the Company even in the absence of a subsequent restatement of the Company’s financial statements.

7.	Amendments and Discontinuance

The Company hereby reserves the right to amend, modify or terminate any or all parts of this AIP at any time. All bonuses are payable at the discretion of the Company. For all Participants other than the CEO), individual payouts are subject to adjustment at the discretion of either the Board or the CEO. Individual payouts for the CEO are subject to adjustment at the discretion of the Board.

8.	Applicable Law

This Plan shall be governed and construed in accordance with the laws of the state of Delaware.

IN WITNESS WHEREOF, this BI-LO Holding, LLC Annual Incentive Plan has been executed on this 31 day of December, 2012.

BI-LO HOLDING, LLC

By:	/s/ Bradley P. Boggess
Name:	Bradley P. Boggess
Title:	Director

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